Exhibit 10.6
MakeMusic, Inc. Board Compensation Plan
Effective February 15, 2007
Amended January 31, 2008
Amended January 28, 2009

Cash Fee:	Each non-employee director who is not otherwise being compensated by MakeMusic, Inc. shall be paid a cash fee of $5,000 per calendar quarter for board membership. In addition, a director serving as a chairperson of the board of directors or one or more committees of the board of directors shall be paid an additional $2,500 per calendar quarter.

Equity:	Each eligible director shall receive a stock option grant as of the first business day of each fiscal year. “Eligible directors” are non-employee directors who are (i) not otherwise being compensated by MakeMusic, Inc. and (ii) not representatives of 5% or greater shareholders. The terms of the stock option grant are as follows:
•	non-qualified stock option to purchase 4,000 shares of common stock

•	issued under the 2003 Equity Incentive Plan

•	exercise price shall be the fair market value of common stock as of date of grant

•	4-year term

•	shares vest ratably over twelve months

•	in the event the director’s service as a director terminates for any reason or the director is no longer an eligible director, as defined by this plan, vesting shall immediately terminate but the director shall be entitled to exercise the option for any vested shares through the remaining term of the option

Stock option grant for each eligible director who joins the board after the beginning of the fiscal year shall be the same as above except that for the first calendar year the director joins the board, the option shall be for a quantity of shares of common stock equal to a pro rata portion of the 4,000 shares the director would have received if a director on the first business day of that fiscal year.